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                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT

                          TO THE AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          FPM BEHAVIORAL HEALTH, INC.

                       After Receipt of Payment for Stock
                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware
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          FPM Behavioral Health, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

          FIRST: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting ARTICLE FIRST of the Amended and Restated Certificate of Incorporation in its present form and substituting therefor a new ARTICLE FIRST in the following form:

                 "FIRST: The name of the corporation is Ramsay Managed Care, Inc. (the "Corporation")."

          SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby further amended by deleting the first sentence of the first paragraph of ARTICLE FOURTH of the Amended and Restated Certificate of Incorporation in its present form and substituting therefor
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a new first sentence of the first paragraph of ARTICLE FOURTH in the following form:

            "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000,000 shares of Preferred Stock, $0.01 par value per share (the "Preferred Stock"), and 20,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock")."

          THIRD: The amendments to the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment have been duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, (a) the Board of Directors of the Corporation having duly adopted resolutions setting forth such amendments and declaring their advisability and submitting them to the stockholders of the Corporation for their approval in conformity with the By-laws of the Corporation, and (b) in lieu of a meeting and vote of stockholders, the holders of the capital stock having not less than the minimum number of votes that would have been necessary to adopt such amendments at a meeting at which all stockholders having a right to vote thereon were present and voted having duly consented in writing to the adoption of such amendments in accordance with
Section 228 of the General Corporation Law of the State of Delaware and written notice thereof having
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been given to the holder who did not consent in accordance with Section 228(d)
of the General Corporation Law of the State of Delaware.

                    *         *          *
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          IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be signed by Gregory H. Browne, its President, and attested by Allison Greenhut, its Assistant Secretary, as of this ____ day of September, 1994.

                                        FPM Behavioral Health, Inc.



                                        By_______________________________
                                               Gregory H. Browne
                                            Chief Executive Officer
                                                and President

Attest:



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     Allison Greenhut
    Assistant Secretary